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                                                                     EXHIBIT 99


                         [LETTERHEAD--ELDORADO BANCORP]

NEWS RELEASE

                      FOR ADDITIONAL INFORMATION CONTACT:
                    David R. Brown, Executive Vice President
                          and Chief Financial Officer

             FOR IMMEDIATE RELEASE  ELDORADO BANCORP  (714)798-1100


              COMMERCE SECURITY BANCORP, INC. AND ELDORADO BANCORP
                                 SIGN AGREEMENT

TUSTIN, California, December 24, 1996 - Robert P. Keller, Chairman and Chief Executive Officer of Commerce Security Bancorp, Inc. of Huntington Beach, California and J.B. Crowell, President and Chief Executive Officer of Eldorado Bancorp, of Tustin, California jointly announced that Commerce Security Bancorp, Inc. and Eldorado Bancorp (ASE/ELB) have signed an Agreement and Plan of Merger, pursuant to which Commerce Security will acquire 100% of the outstanding stock of Eldorado for cash consideration of $23 per share. The resulting holding company will be the largest in Orange County, with pro forma total assets in excess of $850 million based on September 30, 1996 unaudited financial statements and transaction financing.

Mr. Keller stated "Commerce Security Bancorp, Inc. is delighted with the affiliation with Eldorado Bank, Orange County's premier independent commercial bank. The addition of Eldorado will enhance Commerce Security's local presence and its management expertise. Eldorado's outstanding management team and staff and the excellent customer relationships they have built will be the cornerstone of this affiliation." Keller went on to say, "we are committed to the southern California market and we look forward to strengthening and expanding our collective commitment to provide superior banking services to local businesses, professionals and residents."
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Mr. Crowell stated "an opportunity now exists for Commerce Security to continue the premier independent bank status that Eldorado Bank has achieved over the past twenty-five years. Our emphasis in the combined bank will be to continue our superior customer service."

Eldorado Bank had total assets of approximately $390 million at September 30, 1996, conducting its business from twelve functional offices, Eldorado offers a wide range of loan and deposit products to businesses, professionals and individuals throughout the area. Commerce Security Bancorp, Inc. currently owns three banks with total assets aggregating approximately $440 million at September 30, 1996, including Liberty National Bank in Huntington Beach, San Dicguito National Bank in Encinitas, and Commerce Security Bank in Sacramento. In addition to traditional small business and consumer banking services, Commerce Security Bank offers equipment leases and residential mortgage loans.

Mr. Keller has had a lengthy and successful career in banking which spans some thirty years. From 1994 to 1995, he served as President and Chief Executive Officer of Independent Bancorp of Arizona, Inc., a NASDAQ listed bank holding company with assets of $1.8 billion. Prior to that he served as President and Chief Executive Officer of New Dartmouth Bank, a privately owned financial institution with assets of approximately $2 billion located in Manchester, New Hampshire.

The Shattan Group, LLC, a New York based firm specializing in private equity financings, and Carpenter & Company, the Irvine based investment banking company specializing in financial institution mergers and acquisitions and capital placements, acted as financial advisors to Commerce Security Bancorp, Inc. Alex Shashunoff & Co. of Austin, Texas represented Eldorado Bancorp.

The transaction is contingent upon the approval of shareholders and the state and federal regulators. All of Eldorado's Directors, owning a total of 19% of Eldorado stock, have agreed to vote in favor of the acquisition. The parties expect that the transaction will close in the second quarter of 1997.

For further information, please contact Robert Keller of Commerce Security Bancorp, Inc. at (714) 895-2929 or David R. Brown of Eldorado Bancorp at (714) 798-1100.